Exhibit 10.1

FIRST AMENDMENT TO LEASE

(Lease Extension)

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into as of the 4th day of January, 2005 (the “Reference Date”) by and between iSTAR HQ 1, L.P., a Delaware limited partnership (“Landlord”), and UNIFIED WESTERN GROCERS, INC., a California corporation (“Tenant”).

RECITALS

A. TRINET ESSENTIAL FACILITIES XII, INC., a Maryland corporation, predecessor-in-interest to Landlord, and CERTIFIED GROCERS OF CALIFORNIA, LTD., a California corporation, predecessor-in-interest to Tenant, entered into that certain Commercial Lease – Net dated as of December 6, 1994 (the “Lease”) with respect to certain Land described on Exhibit A to the Lease located at 5200 Sheila Street, City of Commerce, County of Los Angeles, State of California, including certain Improvements located thereon, specifically (i) a four-story office building (the “Office Building”) and (ii) a one-story cafeteria building (the “Cafeteria Building”) (all, collectively, the “Premises”).

B. Notwithstanding anything to the contrary in the Basic Lease Information of the Lease, the original Expiration Date of the Lease Term for the Premises is December 31, 2014, subject to Tenant’s two (2) ten (10)-year extension terms described in the Lease (the “Extension Terms”).

C. Landlord and Tenant presently desire to amend the Lease to, among other things, allow Tenant to demolish the Cafeteria Building so that the remaining Improvements shall consist solely of the Office Building, and to extend the Lease Term for the Premises, all as more fully set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1. Defined Terms; Recitals. All capitalized terms used but not defined herein shall have the same meanings as are given such terms in the Lease. The Recitals set forth above are incorporated herein by this reference.

2. Term Extension. The Lease Term for the Premises is hereby extended for a period of five (5) years (the “First Extension Period”) commencing on January 1, 2015 (the “First Extension Period Commencement Date”) and terminating on December 31, 2019. This First Extension Period is understood by the parties to be in addition to the two (2) Extension Terms provided to Tenant under Section 2.4 of the Lease. For purposes of Sections 8.2 and 11.1 of the Lease, the First Extension Period shall be deemed part of the original Lease Term.

3. Base Monthly Rent. Notwithstanding any provision of the Lease to the contrary, the Lease is hereby amended to state that Tenant shall pay to Landlord, effective as of the First Extension Period Commencement Date, and continuing throughout the First Extension Period, at such place as Landlord may designate, without deduction, offset, prior notice or demand, Base Rent for the Premises in lawful money of the United States as determined in accordance with Section 3.1(b) of the Lease; for such purpose the First Extension Period Commencement Date shall be an “Adjustment Date” as therein defined. Tenant shall continue to pay all other charges coming due during the remainder of the Term for the Premises in accordance with the terms of the Lease, including without limitation all Property Taxes, Other Taxes, insurance premiums, utility charges and operating expenses.

4. Condition of Premises. Tenant shall accept the Office Building and the Premises in their “AS IS” condition effective as of the First Extension Period Commencement Date. Tenant acknowledges that Landlord shall have no obligation to make or pay for any improvements to the Office Building or to otherwise prepare the Office Building or the Premises for Tenant’s occupancy during the First Extension Period.

5. Demolition of Cafeteria Building. Notwithstanding Tenant’s maintenance, surrender and restoration obligations set forth in the Lease to the contrary, including without limitation Sections 8.1(a) and 9.3 thereof, Tenant shall be permitted to demolish the Cafeteria Building at its sole cost and expense, upon ten (10) days’ prior written notice to Landlord, subject to compliance with all applicable laws. Promptly following such demolition, Tenant shall remove all rubble from the Premises and shall pave and/or landscape the area of the Cafeteria Building using first-class materials and in a good and workmanlike manner. Tenant may stripe the paved areas of the Premises for truck and/or car parking and efficient vehicular ingress and egress. Tenant shall have the ongoing obligation to maintain such paved and/or landscaped areas in good condition, at its sole cost. The demolition of the Cafeteria Building shall have no impact whatsoever on the Base Rent to be paid by Tenant throughout the Term, including the First Extension Period and any subsequent Extension Terms.

6. Restoration. Without limiting the generality of Tenant’s obligations set forth in the Lease, as an express part of Tenant’s restoration obligations at the end of the Lease Term, Tenant shall, at its sole cost, convert the paved areas of the Premises to standard car parking, which shall incorporate appropriate striping. Tenant shall coordinate such parking configuration with Landlord. If and to the extent Tenant removes any fencing separating the Premises from the adjacent property or properties, Tenant shall install, at its sole cost, prior to the end of the Term, new comparable quality fencing in the same location(s). Tenant shall coordinate such fence installation with Landlord.

7. Modifications to Lease.

(a) As of the Reference Date, Landlord’s addresses for notice set forth in the Basic Lease Information page of the Lease shall be as follows:

c/o iStar Financial

One Embarcadero Center, 33rd Floor San Francisco, California 94111 Attention: Asset Management – Commerce, CA Facsimile No.: 415-391-6259

with a copy to:

iStar Financial, Inc.

1114 Avenue of the Americas, 27th Floor New York, New York 10036

Attention: COO and Legal Department – Commerce, CA Facsimile No.: 212-930-9494

with a copy to:

iStar Financial, Inc.

3480 Preston Ridge Road, Suite 575 Alpharetta, Georgia 30005

Attention: Director of Lease Administration – Commerce, CA Facsimile No.: 678-297-0101

(b) As of January 1, 2005, the liability insurance amounts required under Section 10.3 and in the Basic Lease Information page of the Lease shall be as follows: $5,000,000 aggregate; $3,000,000 per occurrence.

(c) As of January 1, 2005, (i) the phrase “twenty thousand five hundred dollars ($20,500)” in the second sentence of Section 10.5 of the Lease shall be deleted and replaced with the following phrase: “sixty thousand dollars ($60,000)”, and (ii) the following sentence shall be added at the end of said Section 10.5: “Tenant’s reimbursement obligation hereunder shall constitute additional rent.”

(d) As of the Reference Date, the following new Section 26.8 is added to the

Lease:

“26.8 Office of Foreign Asset Control. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental actions, and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.”

8. Real Estate Brokers. Tenant and Landlord warrant that they have had no dealings with any broker or agent in connection with this Amendment. Landlord covenants to pay, hold harmless and indemnify Tenant from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by any other broker or agent utilized by Landlord with respect to this Amendment or the negotiation hereof. Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by any other broker or agent utilized by Tenant with respect to this Amendment or the negotiation hereof.

9. Tenant’s Authority. Tenant hereby covenants and warrants that (a) Tenant is in good standing under the laws of the State of California, (b) Tenant has full power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (c) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

10. Landlord’s Authority. Landlord and each person executing this Amendment on behalf of Landlord hereby covenants and warrants that (a) Landlord is in good standing under the laws of the State of Delaware, (b) Landlord has full power and authority to enter into this Amendment and to perform all Landlord’s obligations under the Lease, as amended by this Amendment, and (c) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Landlord is duly and validly authorized to do so.

11. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

12. Lease in Full Force and Effect. This Amendment contains the entire understanding between the parties with respect to the matters contained herein. No representations, warranties, covenants or agreements have been made concerning or affecting the subject matter of this Amendment, except as are contained herein and in the Lease. This Amendment may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change or modification is sought.

13. Affirmations. Tenant hereby affirms that, as of the Reference Date hereof, Landlord has fulfilled all its duties in compliance with the Lease, no breach or default by either party has occurred, and the Lease, and all of its terms, conditions, covenants, agreements and provisions, except as hereby modified, are in full force and effect with no defenses or offsets thereto. Landlord hereby affirms that, as of the Reference Date hereof: (i) to the best of Landlord’s knowledge without investigation, Tenant has fulfilled all its duties in compliance with the Lease, and no breach or default by either party has occurred; and (ii) the Lease, and all

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of its terms, conditions, covenants, agreements and provisions, expect as hereby modified, are in full force and effect with no defenses or offsets thereto.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

LANDLORD:

iSTAR HQ I, L.P.,

a Delaware limited partnership

By: /s/ Erich Stiger

Name: Erich Stiger

Its: Senior Vice President

TENANT:

UNIFIED WESTERN GROCERS, INC., a California corporation

By: /s/ ROBERT M. LING, JR.

Name: ROBERT M. LING, JR.

Its: EXECUTIVE VICE PRESIDENT

GENERAL COUNSEL

By: /s/ Gary C. Hammett

Name: Gary C. Hammett

Its: VICE PRESIDENT